Consent of Independent Auditors

We consent to the incorporation by reference in the Form S-8 Registration Statements of Alltrista Corporation pertaining to Alltrista Corporation 1998 Long-Term Equity Incentive Plan (No. 333-67033), Alltrista Corporation 1996 Employee Stock Purchase Plan (No. 333-27459), Alltrista Corporation 1996 Stock Option Plan for Nonemployee Directors (No. 333-27461), Employee Stock Purchase Plan of Alltrista Corporation (No. 33-60624), 1993 Restricted Stock Plan and
1993 Stock Option Plan (No. 33-60730), and 1993 stock Option Plan for Nonemployer Directors of Alltrista Corporation (No. 33-60622), of our report dated January 29, 1999, with respect to the consolidated financial statements of Triangle Plastics, Inc. included in this Current Report on Form 8-KA of Alltrista Corporation dated July 12, 1999.

                                                           /s/ Ernst & Young LLP

Des  Moines,  Iowa
July  8,  1999